News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Senior Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Reports Fourth Quarter and 2011 Results

MOULTRIE, GEORGIA, January 24, 2012 -- Southwest Georgia Financial Corporation (the “Corporation”) (NYSE Amex: SGB), a full-service community bank holding company, today reported net income of $396 thousand for the fourth quarter of 2011, up 30% when compared with net income of $304 thousand for the same period in 2010. On a diluted per share basis, net income was up $0.04 to $0.16 in the fourth quarter of 2011. The growth in net income was driven by a $260 thousand increase in net interest income which resulted from lower funding costs and improved earning asset mix. For the year ended December 31, 2011, net income was $1.5 million, or $0.57 per diluted share, down $395 thousand from net income of $1.9 million, or $0.73 per diluted share, for 2010. The year-over-year decrease in net income reflects increased personnel expenses related to additional staffing in Valdosta, Georgia and higher provisions for loan losses.

DeWitt Drew, President and CEO commented, “Construction on our second banking center in Valdosta is moving forward and we expect to have the branch open by the first quarter of 2012. We now have nineteen full-time employees at our Valdosta locations and are completely staffed for our new banking center.”

Balance Sheet Trends and Asset Quality

At December 31, 2011, total assets were $305.7 million, up $9.3 million from December 31, 2010. The increase was due to considerable loan growth driven by the Valdosta market and funded by an increase in total deposits. Total loans increased $23.6 million, or 14.9%, to $181.3 million when compared with the same period last year while investment securities decreased $19.1 million resulting in a measurably improved earning asset mix. The allowance for loan losses was $3.1 million at the end of 2011, or 1.71% of total loans, up $345 thousand from the end of 2010. Net charge-offs to average loans was up 13 basis points to 0.37% for 2011 compared with 2010. Nonperforming assets remained flat at 1.18% of total assets compared with 1.19% at year-end last year, affected by a decline in foreclosed assets of $930 thousand that was offset by an increase in nonaccrual loans.

Total deposits grew $9.4 million to $248.9 million in 2011. Noninterest-bearing deposit accounts experienced a $17.6 million increase compared with the same period last year which more than compensated for an $8.4 million decrease in trust deposits.

Shareholders’ equity was $28.5 million as of December 31, 2011, up from $26.8 million at December 31, 2010. The Corporation maintains a strong capital position with a total risk-based capital ratio of 16.70% and a Tier 1 leverage ratio of 9.46% at December 31, 2011, well in excess of the minimum regulatory guidelines for a well-capitalized financial institution. Average total capital to average total assets was up to 9.1% at the end of 2011.

Fourth Quarter Revenue

Net interest income before provision for loan losses improved to $2.8 million for the fourth quarter of 2011 from $2.5 million for the same period in 2010. The provision for loan losses was $204 thousand for the fourth quarter of 2011 compared with $150 thousand in the same period last year. Total interest income increased $109 thousand to $3.3 million when compared with the 2010 fourth quarter, due primarily to higher interest and fee income from loans. The Corporation’s net interest margin was 4.29% for the fourth quarter of 2011, up 45 basis points from the same period last year due primarily to the effect of a change in asset mix and much lower deposit costs. Total interest expense was $502 thousand for the 2011 fourth quarter, down $151 thousand from the prior year period.

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Noninterest income was $1.2 million for the fourth quarter of 2011, relatively flat compared with the same period in 2010. Total noninterest expense increased $120 thousand to $3.4 million for the fourth quarter of 2011 compared with the same prior-year period. Salaries and employee benefits increased $141 thousand to $1.9 million for the fourth quarter. Other operating expenses decreased $103 thousand due partially to lower FDIC insurance assessments, other losses, and foreclosed property expenses.

Review of 2011

Net interest income for 2011 was $781 thousand higher at $10.9 million compared with $10.1 million for the same period in 2010, primarily driven by lower funding costs. A provision for loan losses of $984 thousand was recognized in 2011 compared with $600 thousand in the same period last year. Net interest margin was 4.11% for 2011, up from 3.90% in the same period a year ago.

Noninterest income was $5.2 million in 2011, down $228 thousand from 2010. Excluding gains and losses on sales of securities and other assets, noninterest income increased $129 thousand in 2011. Income from insurance and mortgage banking services increased $148 thousand and $126 thousand, respectively, compared with 2010. These increases were partially offset by a decrease in income from service charges on deposit accounts of $151 thousand compared with the prior year.

Noninterest expense increased $861 thousand to $13.3 million in 2011 compared with the same period last year. The change was mainly due to a $746 thousand year-over-year increase in salary and employee benefits due primarily to Valdosta’s staffing increase. Also in 2011, pension contributions were $195 thousand higher due to increased pension fund withdrawals and lower returns on the fixed income investment portion of the fund. The cost of providing employee medical insurance has also risen 14% in the past year. Other increases in noninterest expenses were related to the Valdosta market expansion. Other operating expense decreased $80 thousand mostly due to lower FDIC insurance assessments.

Dividends

In February 2011, the Corporation paid a cash dividend of $0.10 per common share. The Corporation’s objective is to maintain sufficient equity required to support efforts to capture greater market share and expand outside of its historic footprint. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 83 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$306 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some risks and other factors that could cause the Company’s actual results to differ materially from such statements, please refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Audited)
	December 31,	December 31,	December 31,
	2011	2010	2009
ASSETS
Cash and due from banks	$6,552	$5,112	$10,050
Interest-bearing deposits in banks	14,498	10,959	13,247
Investment securities available for sale	28,641	54,946	62,008
Investment securities held to maturity	53,319	46,255	24,195
Federal Home Loan Bank stock, at cost	1,787	1,650	1,650
Loans, less unearned income and discount	181,302	157,733	160,230
Allowance for loan losses	(3,100)	(2,755)	(2,533)
Net loans	178,202	154,978	157,697
Premises and equipment	9,942	9,221	7,777
Foreclosed assets, net	2,358	3,288	3,832
Intangible assets	547	641	848
Bank owned life insurance	4,593	3,029	3,124
Other assets	5,228	6,325	6,580
Total assets	$305,667	$296,404	$291,008
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$29,841	$29,239	$25,075
Money market	45,638	50,468	45,694
Savings	24,367	22,635	21,365
Certificates of deposit $100,000 and over	32,629	32,472	30,190
Other time accounts	59,950	65,859	72,085
Total interest-bearing deposits	192,425	200,673	194,409
Noninterest-bearing deposits	56,486	38,858	41,022
Total deposits	248,911	239,531	235,431
Other borrowings	2,000	2,000	5,000
Long-term debt	22,000	24,000	21,000
Accounts payable and accrued liabilities	4,237	4,098	4,047
Total liabilities	277,148	269,629	265,478
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	19,133	17,926	16,325
Accumulated other comprehensive income	(495)	(1,032)	(676)
Total	54,633	52,889	51,644
Treasury stock - at cost (**)	(26,114)	(26,114)	(26,114)
Total shareholders' equity	28,519	26,775	25,530
Total liabilities and shareholders' equity	$305,667	$296,404	$291,008

* Common stock - shares outstanding	2,547,837	2,547,837	2,547,837
** Treasury stock - shares	1,745,998	1,745,998	1,745,998

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 SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011*	2010*	2011*	2010
Interest income:
Interest and fees on loans	$2,700	$2,476	$10,408	$9,944
Interest and dividend on securities available for sale	248	426	1,439	2,041
Interest on securities held to maturity	329	265	1,207	969
Dividends on Federal Home Loan Bank stock	4	2	15	5
Interest on deposits in banks	8	11	35	58
Total interest income	3,289	3,180	13,104	13,017

Interest expense:
Interest on deposits	300	442	1,370	2,054
Interest on federal funds purchased	0	0	2	0
Interest on other borrowings	11	1	42	111
Interest on long-term debt	191	210	781	724
Total interest expense	502	653	2,195	2,889
Net interest income	2,787	2,527	10,909	10,128
Provision for loan losses	204	150	984	600
Net interest income after provision for losses on loans	2,583	2,377	9,925	9,528

Noninterest income:
Service charges on deposit accounts	340	379	1,416	1,567
Income from trust services	50	54	214	241
Income from retail brokerage services	76	72	324	300
Income from insurance services	339	277	1,273	1,125
Income from mortgage banking services	358	353	1,477	1,351
Provision for foreclosed property losses	(75)	(75)	(300)	(275)
Net gain (loss) on the sale or disposition of assets	4	52	(160)	31
Net gain on the sale of securities	5	0	381	535
Net loss on the impairment of equity securities	0	0	(12)	0
Other income	138	117	546	512
Total noninterest income	1,235	1,229	5,159	5,387

Noninterest expense:
Salary and employee benefits	1,934	1,793	7,717	6,971
Occupancy expense	236	239	953	891
Equipment expense	233	178	812	739
Data processing expense	265	239	1,039	990
Amortization of intangible assets	56	52	219	208
Other operating expense	627	730	2,596	2,676
Total noninterest expense	3,351	3,231	13,336	12,475

Income before income tax expense	467	375	1,748	2,440
Provision for income taxes	71	71	287	584
Net income	$396	$304	$1,461	$1,856

Net income per share, basic	$0.16	$0.12	$0.57	$0.73
Net income per share, diluted	$0.16	$0.12	$0.57	$0.73
Dividends paid per share	$—	$—	$0.10	$0.10
Basic weighted average shares outstanding	2,547,837	2,547,837	2,547,837	2,547,837
Diluted weighted average shares outstanding	2,547,837	2,547,837	2,547,865	2,547,894

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At December 31	2011	2010
Assets	$305,667	$296,404
Loans, less unearned income & discount	$181,302	$157,733
Deposits	$248,911	$239,531
Shareholders' equity	$28,519	$26,775

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Performance Data & Ratios
Net income	$396	$304	$1,461	$1,856
Earnings per share, basic	$0.16	$0.12	$0.57	$0.73
Earnings per share, diluted	$0.16	$0.12	$0.57	$0.73
Dividends paid per share	$—	$—	$0.10	$0.10
Return on assets	0.53%	0.40%	0.48%	0.62%
Return on equity	5.57%	4.42%	5.25%	6.89%
Net interest margin (tax equivalent)	4.29%	3.84%	4.11%	3.90%
Dividend payout ratio	0.00%	0.00%	17.44%	13.73%
Efficiency ratio	80.60%	83.21%	80.63%	77.91%

Asset Quality Data & Ratios
Total nonperforming loans	$1,153	$186	$1,153	$186
Total nonperforming assets	$3,621	$3,542	$3,621	$3,542
Net loan charge offs	$7	$398	$638	$378
Reserve for loan losses to total loans	1.71%	1.75%	1.71%	1.75%
Nonperforming loans/total loans	0.64%	0.12%	0.64%	0.12%
Nonperforming assets/total assets	1.18%	1.19%	1.18%	1.19%
Net charge offs / average loans	0.02%	0.99%	0.37%	0.24%

Capital Ratios
Average common equity to average total assets	9.46%	9.14%	9.06%	8.95%
Tier 1 capital ratio	15.45%	16.33%	15.45%	16.33%
Tier 1 leverage ratio	9.46%	8.97%	9.46%	8.97%
Total risk based capital ratio	16.70%	17.58%	16.70%	17.58%
Book value per share	$11.19	$10.51	$11.19	$10.51
Tangible book value per share	$10.98	$10.26	$10.98	$10.26

Quarterly	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Averages	2011	2011	2011	2011	2010

Assets	$300,864	$302,256	$312,898	$314,028	$301,355
Loans, less unearned income & discount	$180,567	$179,093	$172,367	$161,061	$159,635
Deposits	$243,893	$245,051	$250,335	$257,083	$244,120
Equity	$28,457	$28,446	$27,515	$26,909	$27,532
Return on assets	0.53%	0.13%	0.76%	0.48%	0.40%
Return on equity	5.57%	1.39%	8.59%	5.57%	4.42%
Net income	$396	$99	$591	$375	$304
Net income per share, basic	$0.16	$0.04	$0.23	$0.15	$0.12
Net income per share, diluted	$0.16	$0.04	$0.23	$0.15	$0.12
Dividends paid per share	$—	$—	$—	$0.10	$—

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